SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as at the 1st day of September, 2000.

AMONG:

FRANCO COLUMBU, of 10520 Venice Boulevard, Los Angeles, California 90232

ARTHUR BIRZNECK, of 7527 Kingsway, Burnaby, British Columbia, V3N 3C1

JOHN G. SMITH, of 880 - 1090 West Georgia Street, Vancouver, British Columbia V6E 3V7

(Collectively, the "Vendors")
OF THE FIRST PART

AND:

ECLIPSE ENTERTAINMENT GROUP, INC., a Nevada Corporation, of 10520
Venice Boulevard, Los Angeles, California, 90232

(the "Purchaser")
OF THE SECOND PART

AND:

WESTAR ENTERTAINMENT, INC., a Nevada Corporation, of 10520 Venice
Boulevard, Los Angeles, California, 90232

(the "Corporation")
OF THE THIRD PART

WHEREAS:

The Vendors are the registered and beneficial owners of all the issued and outstanding shares in the capital of the Corporation, being 950,000 shares of common stock with a par value of $0.01 per share (the "Shares"), as more particularly set out in
Schedule 1;

The Corporation carries on the business of motion picture production and distribution; and

The Vendors, as the registered and beneficial owners of the Shares, have agreed to sell and the Purchaser has agreed to purchase the Shares, on the terms and conditions contained in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

                               PART 1
                             SCHEDULES

1.1 The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part of this
Agreement:

1.  Schedule of Shareholders.

2.  Financial Statements.

                               PART 2
                             DEFINITIONS

2.1  In this Agreement:

"Business" means the business of motion picture production and distribution;

"Closing Date" means October 12, 2000 or such earlier or later date as may be mutually agreed upon in writing by the parties;

"Financial Statements" means the financial statements of the Corporation for the year ended December 31, 1999, and for the period ended June 30, 2000 attached to this Agreement as Schedule
2; and

                              PART 3
              PURCHASED SHARES AND PURCHASE PRICE

3.1 Subject to the terms and conditions of this Agreement and based on representations and warranties of the Vendors set forth in this Agreement, on the Closing Date the Vendors will sell, assign and transfer to the Purchaser and the Purchaser will purchase from the Vendors all (but not less than all) of the Shares for One Hundred and Four Thousand Five Hundred dollars ($104,500) (the "Purchase Price"), payable to the Vendors on the Closing Date as follows:

(a) by the issuance and delivery to the Vendors of One Hundred Ninety Thousand (190,000) common shares of the Purchaser issued at fifty cents ($0.50)) per share, which shares shall be free and clear of any and all liens, charges, encumbrances and assessments, save that they shall be restricted stock pursuant to
SEC Rule           , such shares to be allocated to the Vendors
proportionately to their shareholdings of the Shares; and

(b)  by the payment to the Vendors of the sum of Nine Thousand
Five Hundred Dollars ($9,500), such payment to be allocated to the Vendors proportionately to their shareholdings of the Shares.

                              PART 4
             VENDOR'S REPRESENTATIONS AND WARRANTIES

4.1 In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors jointly and severally represent and warrant to and covenant with the Purchaser as follows:

(a) the Corporation is a corporation duly incorporated and organized under the laws of Nevada, is a private corporation and is a valid and subsisting corporation in good standing with the State of Nevada, and has the power and capacity to enter into this Agreement and carry out its terms;

(b) the Corporation carries on its business primarily in the State of California;

(c)  the authorized capital of the Corporation is One Million
(1,000,000) shares of common stock with a par value of $0.01 per share, of which only the Shares are issued and outstanding as fully paid and non-assessable;

the Vendors own the Shares as legal and beneficial owners, free and clear of all liens, claims, charges and encumbrances, and the Vendors have no other interests, legal or beneficial, direct or indirect, in any of the securities of the Corporation or its assets or the Business.

the Vendors have the power and capacity and due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of the Shares to the Purchaser;

the signing and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendors and the Corporation;

no person, firm or corporation has any agreement or option or any right capable of becoming an agreement for the purchase of the Shares or any other shares in the capital of the Corporation or for the purchase, subscription or issuance of any of the unissued shares in the capital of the Corporation;

(h) the Corporation has the corporate power to own the assets and properties owned by it and to carry on the Business and is duly qualified to carry on the Business;

(i) the Corporation holds all licenses and permits required for carrying on the Business in the manner in which it has heretofore been carried on and all such licenses and permits are in good standing;

(j) the Financial Statements attached as Schedule 2 are true and correct in every material respect and present fairly the assets, liabilities and financial position of the Corporation as at December 31, 1999 and for the period from January 1, 2000 to June 30, 2000, and the results of its operations to those dates, in accordance with generally accepted accounting principles applied on a consistent basis;

(k) there are no liabilities, contingent or otherwise, of the Corporation which are not disclosed or reflected in Schedule 2, the Corporation has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation, and there are no liabilities of any other party capable of creating a lien or charge on any of the assets of the Corporation;

(l) the Corporation is not indebted to the Vendors or any affiliate, director or officer of the Corporation except as shown on the Financial Statements;

(m) no dividends or other distribution on any shares in the capital of the Corporation have been made, declared or authorized since June 30, 2000;

(n)  no payments of any kind have been made or authorized since
June 30, 2000 to or on behalf of the Vendors or to or on behalf of any of the officers, directors or shareholders of the Corporation;

(o)  from June 30, 2000 to the Closing Date;

i) there has not been and there will not be any material adverse change in the financial position or condition of the Corporation or any damage, loss or other change in circumstances materially affecting the Business or property of the Corporation or its right or capacity to carry on business;

ii) the Corporation has not and will not have waived or surrendered any right of material value;

iii) the Corporation has not and will not have discharged or satisfied or paid any lien or encumbrance or obligation or liability;

iv) the Business of the Corporation has been and will be carried on in ordinary course;

v) no capital expenditures have been or will be authorized or made; and

vi)  the Corporation has not altered its Charter documents.

(p) the Corporation does not have any collective agreements, pension plans, profit sharing plans, bonus plans, group insurance or similar plans, undertakings or arrangements;

(q) the Corporation does not have any contracts, agreements or arrangements, whether oral, written or implied, with its employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others that it cannot terminate on less than one month's notice;

(r) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendors threatened against or affecting the Corporation or its assets or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(s) the Corporation is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(t) the Corporation has good and marketable title to and possession of its properties and assets, subject to no mortgage, pledge, deed of trust, lien, conditional sale agreement, encumbrance or charge;

(u) the Corporation has not experienced nor is it or the Vendors aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the results of its operations;

(v) neither the Vendors nor any officer, director, employee or affiliate of the Corporation are now indebted or under obligation to the Corporation on any account;

(w) all tax returns and reports of the Corporation required by law to be filed before the date of this Agreement have been filed and are substantially true, complete and correct. All taxes and other government charges which are due and owing to the Closing Date to the knowledge of the Vendors have been or will have been paid by the Closing Date;

(x) the Corporation has made adequate provision for taxes payable by the Corporation for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time for the filing of any tax return by or payment of any tax, governmental charge, or deficiency by the Corporation, and, to the Vendor's knowledge, there are no contingent tax liabilities or any grounds that would prompt a re-assessment;

(y) the Corporation has not before the date of this Agreement acquired any property from a person with whom it was not dealing at arm's length for proceeds less than the fair market value;

(z) all material transactions of the Corporation have been promptly and properly recorded or filed in or with its respective books and records, and the minute books of the Corporation contain all records of the meetings and proceedings of shareholders and directors of the Corporation;

(aa) the only present directors and officers of the Corporation are as follows:

Name                        Position

Franco Columbu              President
Arthur Birzneck             Treasurer
John G. Smith               Secretary
Brent Nelson

(bb) the signing and performance of this Agreement will not be in violation of the Charter documents of the Corporation or any agreement to which the Vendors or the Corporation are a party and will not give any person or corporation any right to terminate or cancel any agreement or any right, license or other benefit enjoyed by the Corporation and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature in favour of a third party upon or against the assets of the Corporation or the Shares, or in the violation of any law or regulation or any order or decree of any court or tribunal to which the Vendors or the Corporation are subject or which could materially affect the Business or the Corporation or prevent the due and valid transfer of the Shares as provided in this Agreement;

(cc) the Corporation maintains such insurance against loss or damage to its assets and with respect to public liability as is reasonably prudent for a corporation such as the Corporation;

(dd) the Corporation does not own, directly or indirectly, any shares or interests in any other corporation or firm; and

(ee) this Agreement has been duly executed and delivered by the Vendors and the Corporation and is a legal, valid and binding obligation of the Vendors and the Corporation enforceable in accordance with its terms.

                              PART 5
                    COVENANTS OF THE PARTIES

5.1 The Vendors and the Corporation covenant and agree with the Purchaser as follows:

(a) from the date of this Agreement to the Closing Date, the Vendors and the Corporation will permit the Purchaser and its auditors, counsel and other authorized persons, to make such investigation of the properties and assets of the Corporation and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such properties, assets or other matters and to have full access to the Business and the Corporation, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements;

(b) from the date of this Agreement to the Closing Date, the Vendors will cause the Corporation to and the Corporation will:

i) carry on the Business in the ordinary and normal course, in a prudent, businesslike and efficient manner and substantially in accordance with the procedures and practices in effect on the date of this Agreement;

ii) maintain insurance on the assets of the Corporation as they are insured on the date of this Agreement;

iii) use its best efforts to preserve and maintain the goodwill of the Business; and

iv) take reasonable care to protect and safeguard the Corporation's assets.

(c) from the date of this Agreement to the Closing Date, the Corporation will not, and the Vendors will not permit the Corporation to, without the prior consent in writing of the
Purchaser:

i) purchase or sell, consume or otherwise dispose of any of the Corporation's assets in connection with the Business, except in the ordinary course of business;

enter into any contract or assume or incur any liability relating to or in any way affecting the Business except in the ordinary course of business;

issue, or enter into any agreement to issue, any securities of the Corporation, including without limitation shares, warrants, options, convertible securities, or rights to purchase shares;

redeem, purchase, or otherwise acquire or commit to acquire any of the Corporation's shares;

amend its Charter documents;

effect any subdivision, consolidation, or reclassification of the Corporation's shares;

settle any accounts receivable of a material nature at less than face value net of the reserve for that account;

waive or surrender any material right in connection with the Business;

discharge, satisfy or pay any lien, encumbrance, obligation or liability in connection with the Business except in the ordinary course of Business;

make or agree to make any payment to any director, officer, employee, or agent of the Corporation except in the normal course of business; and

make any capital expenditures or commitment for any capital expenditures in connection with the Business.

(e) the Corporation and the Vendors will, on the Closing Date, take all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Shares to be duly and regularly transferred to the Purchaser and registered in its name, free and clear of any liens, charges and encumbrances; and

(f) the Vendors will cause all directors and officers of the Corporation to resign to be replaced by nominees of the Purchaser, such resignations to be effective as at the Closing
Date.

                              PART 6
                      CONDITIONS OF CLOSING

6.1 The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being fulfilled in all material respects in the reasonable opinion of the Purchaser on the Closing Date or waived by the Purchaser at or before the Closing Date:

the Purchaser shall have completed due diligence to its satisfaction in respect of the Corporation, its assets and financial condition, and the Business;

the representations and warranties of the Vendors contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date;

the Vendors shall have performed or complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by them respectively on or before the Closing
Date;

the title of the Corporation to the assets listed in Schedule 3 free and clear of liens, charges and encumbrances, the legality of the incorporation and organization of the Corporation, the due creation and issuance as fully paid and non-assessable of the Shares, all corporate proceedings of the Corporation, its shareholders and directors, the right of the Corporation to carry on the Business and all other matters which in the opinion of counsel for the Purchaser are material in connection with the transactions of purchase and sale contemplated in this Agreement shall be subject to the favourable opinion of such counsel and all relevant records and information shall be supplied to such counsel for that purpose;

no material loss or destruction of or damage to any of the assets of the Corporation shall have occurred between the date of this Agreement and the Closing Date, and the Corporation shall not have experienced any event or condition or have taken any action of any kind materially adversely affecting the Business, except pursuant to the Asset Purchase Agreement;

no action or proceeding shall be pending or threatened by any person, corporation, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

i) the purchase and sale of the Shares and other assets contemplated by this Agreement or the right of the Purchaser to own the Shares; or

ii) the right of the Corporation to conduct its operations and carry on the Business in the normal course as the Business and its operations have been carried on in the past.

the parties to this Agreement shall have obtained all consents and approvals necessary to complete the purchase and sale of the Shares, including without limitation the approvals of the directors and shareholders of the Corporation and the Purchaser;
and

the Vendors shall have delivered all documents to be delivered by it under section 6.2 of this Agreement.

If any of the conditions in this Article 6.1 are not fulfilled or waived, the Purchaser on the Closing Date may rescind this Agreement by notice in writing to the Vendors. In such event, the Purchaser shall be released from all obligations under this Agreement, and the Vendors will also be released unless the Vendors have breached any of their representations, warranties, covenants or agreements in this Agreement. Any conditions in this Article 6.1 may be waived in whole or in part without prejudice to any right or rescission in the event of the non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

6.2  On the Closing Date, the Vendors shall deliver to the
Purchaser:

all books, records, book accounts, lists of suppliers and all other documents, files, records and other data, financial or otherwise, relating to the Corporation's assets and the Business;

all corporate records of the Corporation and its corporate seal;

certified copies of resolutions of the directors and, shareholders of the Corporation authorizing the execution and delivery of this Agreement, approving the transactions contemplated hereby, the transfer of the Shares, the cancellation of the certificates representing the Shares in the names of the Vendors, and the issue of a new share certificate in the name of the Purchaser;

a duly executed share certificate representing the Shares in the name of the Purchaser; and

resignations in writing of all current directors and officers of the Corporation and appointments of new directors and officers of the Corporation as nominated by the Purchaser, evidenced by duly signed resolutions of the Corporation's directors.

6.3 On the Closing Date, the Purchaser shall deliver to the Vendors share certificates of the Purchaser in the aggregate number of 200,000 shares and cheques in the aggregate amount of $10,000 payable by the Purchaser to the Vendors all as provided in
Schedule 1.

                             PART 7
                     CLOSING ARRANGEMENTS

7.1 The closing shall take place on the Closing Date at the offices of the Purchaser in Los Angeles, California.

                             PART 8
                            GENERAL

8.1 The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could upon investigation have become known to the Purchaser or the Corporation or any of their present or future officers, directors or professional advisors in any way limit or extinguish any rights any of them may have against the Vendors.

8.2 The representations, warranties, covenants and agreements of the Vendors contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement and shall remain in full force and effect.

8.3 The Vendors covenant and agree to indemnify and save harmless the Purchaser and the Corporation from any loss, damages, liabilities, costs and expenses (including without limitation any tax liability) suffered by the Purchaser or the Corporation directly or indirectly as a result of or arising out of any misrepresentation, breach of warranty, or non-fulfillment of any covenant or agreement of the Vendors contained in this Agreement.

8.4 Any notice, direction or other instrument required to be given under this Agreement shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendors:

c/o Arthur Birzneck
10520 Venice Boulevard
Los Angeles, CA  90232

To the Purchaser:

c/o Arthur Birzneck
10520 Venice Boulevard
Los Angeles, CA  90232

To the Corporation:

Franco Columbu
10520 Venice Boulevard
Los Angeles, CA  90232

or such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivered if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth business day following posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

8.5  Time shall be of the essence of this Agreement.

8.6 Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Shares.

8.7 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of California.

This Agreement shall enure to the benefit of and be binding upon the parties and respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties.



/s//s/  Franco Columbu
Witness  Franco Columbu

/s//s/  Arthur Birzneck
Witness  Arthur Birzneck

/s/   /s/  John G. Smith
Witness    John G. Smith

ECLIPSE ENTERTAINMENT GROUP, INC.

By: /s/  Arthur Birzneck
Arthur Birzneck, President

WESTAR ENTERTAINMENT, INC.


By: /s/  Franco Columub
Franco Columbu, President

                              SCHEDULE 1

                              Shareholders

                                  Number of       Eclipse Shares   Cash to
Name and Address of Shareholder   Westar Shares   to be received   be received
                                  held

Franco Columbu                    425,000                85,000    $4,250.00
10520 Venice Boulevard
Los Angeles, CA  90232

Art Birzneck                      425,000                85,000    $4,250.00
7527 Kingsway
Burnaby, BC  V3N 3C1

John G. Smith                     100,000                20,000    $1,000.00
880 - 1090 West Georgia Street
Vancouver, BC  V6E 3V7

                                  950,000               190,000    $9,500.00